Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Reports Third Quarter and Nine-Month Results

Company Announces Major Capital Expansion Program Completed During the Quarter

For Immediate Release

Thursday, November 9, 2006

[Charlotte, NC] — Polymer Group, Inc. (PGI) (OTC Bulletin Board: POLGA/POLGB) reported results of operations for the third quarter and nine-month period ended September 30, 2006.

Highlights included:

•                  Sales for the quarter grew 8.9% to $248.6 million over the third quarter of 2005 and were up 7.0% for the first nine months compared to the prior year to $757.7 million.

•                  Gross profit, impacted by continued increases in raw material costs and certain product mix changes, declined to $35.1 million for the third quarter compared to $38.9 million the prior year. For the first nine months, gross profit was $114.8 million compared to $124.8 million the prior year.

•                  Spending for the company’s major capacity expansion program was completed during the quarter.

•                  Although slower than expected, sales volumes ramped up significantly during the latter portion of the quarter, building strong momentum as the company enters the fourth quarter. As raw material costs abate, the company expects stronger results for the balance of the year.

THIRD QUARTER BUSINESS ENVIRONMENT AND RESULTS

While product price increases were implemented during the third quarter on contracted business, raw material prices continued to increase, negatively impacting the company’s profit margins. Additional price increases were announced and took effect on October 1, 2006. The company is seeing signs of raw material cost abatement in the fourth quarter that should positively impact results for the rest of the year.

As previously reported, the company experienced lower volumes in certain of its consumer markets in the second quarter and expected those volumes to rebound in the latter portion of the year. While volumes began to rebound at the end of the third quarter, the pace was slower than originally anticipated. Offsetting the increased consumer volume was weakness in certain specialty niche businesses in the company’s industrial segment. These volumes were negatively impacted during the third quarter as a result of slower housing starts in the U.S. While some of the volumes have been replaced with consumer business, the result was a negative impact to the profit mix. The housing market has also impacted the pace of some of the new product introductions in PGI’s Oriented Polymers Division (OPD) that were expected to somewhat offset the lost lumberwrap business experienced during the year.

While macro market factors impacted the pace of the improvement during the quarter, the company’s capacity installations in Colombia and North Carolina contributed positively to results in the third quarter and are expected to contribute further going forward. The spunmelt line in Suzhou, China was fully installed and began shipping small quantities in the third quarter, but did not contribute materially to profits. Sales volumes are expected to increase throughout the fourth quarter as the line ramps up, but the ramp up is being impacted by the time required to qualify finished high-grade medical fabrics. The company expects the new China line to begin to significantly contribute to profits in 2007.

As a result of the above, net sales for the third quarter of 2006 were $248.6 million, up $20.4 million or 8.9% compared to $228.2 million in the third quarter of 2005 and essentially flat compared to the second quarter of 2006 at $248.7 million. The company continued to experience higher year-over-year volumes in its nonwovens business, primarily as a result of new capacity installations. These volume gains were partially offset by lower volumes in the OPD business, primarily in the lumberwrap, housewrap and agricultural markets. Additionally, sales were higher due to the impact of higher comparable selling prices resulting from increased raw material costs. As raw material costs increased in excess of the pace of sales price increases, and product volume and mix changes negatively impacted relative manufacturing costs, gross profit decreased $3.8 million from the prior year to $35.1 million for the third quarter and decreased $1.3 million compared to the second quarter of 2006.

Operating income for the third quarter of 2006 was $10.1 million compared to $12.8 million in the third quarter of 2005. Included in operating income in the third quarter of 2006 were $0.7 million of restructuring and plant realignment charges and $0.2 million associated with the previously announced abandoned acquisition costs. SG&A was essentially flat compared to the prior year and prior quarter at $25.3 million. As a percent of sales, SG&A expenses were 10.2% in the quarter compared to 11.1% the prior year.

Polymer Group reported a net loss for the third quarter of $1.5 million compared to net income of $0.2 million the prior year and a net loss of $12.6 million in the second quarter of 2006.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2006, sales were $757.7 million, up $49.3 million, or 7.0%, from the same period in 2005. The company’s year-to-date gross profit was $114.8 million compared to $124.8 million the prior year. SG&A costs were $83.3 million compared to $78.8 million the prior year, primarily impacted by non-cash compensation associated with the initial issuance of restricted stock in the first quarter of 2006. As a percent of sales, SG&A costs were 11.0% compared to 11.1% for the first nine months of 2005.

Operating income in the first nine months of 2006 was $13.0 million compared to $45.3 million for the first nine months of the previous year. For the first nine months of 2006, the company’s operating income was negatively impacted by asset impairment charges of $7.9 million, restructuring and plant realignment costs of $5.1 million, and abandoned acquisition costs of $3.8 million.

The company recorded a net loss for the first nine months of 2006 of $15.7 million compared to net income of $9.4 million for the same period the prior year. During the first nine months of 2005, the company recognized accrued and paid-in-kind dividends on PIK preferred shares. These shares were fully redeemed in 2005. There were no PIK dividends accrued or paid in 2006. As a result, the net loss applicable to common shareholders for the nine months ended September 30, 2006 was $15.7 million compared to a net loss applicable to common shareholders for the first nine months of 2005 of $18.6 million.

Polymer Group’s interim chief executive officer, William B. Hewitt, stated, “Obviously, we are not generating the results we had originally intended for 2006, as we have faced tremendous external and internal challenges during the year. However, we have completed the spending for our major capital expansion program and those initiatives are positively impacting results. Additionally, we are encouraged by the rebound we are seeing in the business for the last part of the year. Raw materials have been a problem, but we are seeing some price abatement going into the fourth quarter. As we progress with the ramp up of our new lines and continue to offset lower volumes in our industrial markets with higher consumer volumes, we are optimistic for a stronger finish to the year and a good start to 2007,” Hewitt said.

Willis (Billy) C. Moore III, PGI’s chief financial officer, added, “PGI continues to focus on growing its business while ensuring our cost structure and working capital levels are optimized to maximize company cash flows and manage debt. Operating working capital (defined as accounts receivables plus inventories less accounts payables) was 16.8% compared to 17.3% the prior year.”

“As it relates to our capital structure, PGI’s credit agreement calls for a step down in the leverage ratio test at the end of fiscal 2006. While we were in full compliance with our credit agreement at the end of the third quarter, our current estimates for the year approximate the minimum requirements to meet the leverage ratio covenant on December 30, 2006. Historically, we have enjoyed a sufficient margin for variance relative to our debt covenants. However, the combination of lower-than-expected results for the year and the step down in the leverage tests will result in a margin for variance that is lower than desired. As such, we intend to approach our lending group prior to year end to seek an amendment to our credit agreement to provide for additional financial flexibility and to mitigate any potential risk of default,” Moore said.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 22 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; risks related to operations in foreign jurisdictions; and delays or difficulties in finding a suitable new chief executive officer. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2006 Annual Report on Form 10-K.

For further information, please contact:
Dennis Norman
Vice President — Strategic Planning & Communication
(704) 697-5186
normand@pginw.com

POLYMER GROUP, INC.
Consolidated Statements of Operations (Unaudited)
Three Months Ended September 30, 2006,
Three Months Ended July 1, 2006 and
Three Months Ended October 1, 2005
(In Thousands, Except Per Share Data)

	Three Months Ended September 30, 2006	Three Months Ended July 1, 2006	Three Months Ended October 1, 2005

Net sales	$248,586	$248,706	$228,220

Cost of goods sold	213,456	212,253	189,315

Gross profit	35,130	36,453	38,905

Selling, general and administrative expenses	25,311	25,555	25,431

Asset impairment charges	—	7,856	—
Restructuring and plant realignment costs	692	2,740	—
Abandoned acquisition costs	161	3,670	—
Foreign currency (gain) loss, net	(1,152)	2,405	652

Operating income (loss)	10,118	(5,773)	12,822

Other expense:
Interest expense, net	7,479	7,079	8,161
Minority interests	945	952	1,025
Other loss, net	55	564	80

Income (loss) before income tax expense (benefit)	1,639	(14,368)	3,556

Income tax expense (benefit)	3,154	(1,816)	3,362

Net income (loss)	(1,515)	(12,552)	194

Accrued and paid-in-kind dividends on PIK preferred shares	—	—	14,791

Loss applicable to common shareholders	$(1,515)	$(12,552)	$(14,597)

Average common shares outstanding	19,300	19,289	12,497

Loss per common share:
Basic	$(0.08)	$(0.65)	$(1.17)

Diluted	$(0.08)	$(0.65)	$(1.17)

Selected Financial Data

Depreciation and amortization expense included in operating income	$14,730	$14,563	$14,349

Noncash compensation costs included in operating income	$887	$545	$475

Amortization of loan acquisition costs	$333	$345	$512

Capital expenditures	$16,850	$15,591	$22,032

POLYMER GROUP, INC.
Consolidated Statements of Operations (Unaudited)
Nine Months Ended September 30, 2006 and
Nine Months Ended October 1, 2005
(In Thousands, Except Per Share Data)

	Nine Months Ended September 30, 2006	Nine Months Ended October 1, 2005

Net sales	$757,733	$708,434

Cost of goods sold	642,945	583,669

Gross profit	114,788	124,765

Selling, general and administrative expenses	83,265	78,760

Asset impairment charges	7,856	—
Restructuring and plant realignment costs	5,065	9
Abandoned acquisition costs	3,831	—
Foreign currency loss, net	1,820	746

Operating income	12,951	45,250

Other expense (income):
Interest expense, net	21,075	24,195
Minority interests	2,781	3,013
Other (gain) loss, net	1,110	(685)

Income (loss) before income tax expense	(12,015)	18,727

Income tax expense	3,657	9,297

Net income (loss)	(15,672)	9,430

Accrued and paid-in-kind dividends on PIK preferred shares	—	27,999

Loss applicable to common shareholders	$(15,672)	$(18,569)

Average common shares outstanding	19,291	11,113

Loss per common share:
Basic	$(0.81)	$(1.67)

Diluted	$(0.81)	$(1.67)

Selected Financial Data

Depreciation and amortization expense included in operating income	$43,731	$41,178

Noncash compensation costs included in operating income	$5,252	$1,980

Amortization of loan acquisition costs	$1,002	$1,519

Capital expenditures	$63,288	$56,861

POLYMER GROUP, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In Thousands)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$16,457	$30,963
Accounts receivable, net	129,301	120,668
Inventories	130,159	119,663
Other	29,535	27,458
Total current assets	305,452	298,752

Property, plant and equipment, net	438,371	421,997
Intangibles and loan acquisition costs, net	34,546	37,329
Other assets	9,963	6,923
Total assets	$788,332	$765,001

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$92,369	$82,371
Accrued expenses and other	39,290	33,691
Current portion of long-term debt and short-term borrowings	11,443	9,243
Total current liabilities	143,102	125,305

Long-term debt	409,996	405,955
Other noncurrent liabilities	89,782	85,648
Total liabilities	642,880	616,908
Minority interests	17,304	16,611

16% Series A convertible pay-in-kind preferred shares	—	—

Shareholders' equity	128,148	131,482
Total liabilities and shareholders' equity	$788,332	$765,001